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                                                                    Exhibit 99.1

                          INTEREST REDEMPTION AGREEMENT

            This Interest Redemption Agreement ("Agreement") is made effective as of the 1st day of December, 2004 ("Effective Date") by and between BOMBARDIER TRANSIT CORPORATION, a Delaware corporation, ("Seller"), BOMBARDIER TRANSPORTATION MEXICO S.A. DE C.V. ("BTM"), formerly Bombardier-Concarril S.A. de C.V., an Affiliate of Seller, GREENBRIER-CONCARRIL, LLC, a Delaware limited liability company (the "Company"), THE GREENBRIER COMPANIES, INC., a Delaware corporation ("Greenbrier") and GUNDERSON-CONCARRIL S.A. de C.V. (the "Manufacturing Subsidiary").

                                    RECITALS

      A. Effective September 1, 1998, Seller, through its predecessor, Bombardier Freight Corporation, formed the Company as a joint venture with Greenbrier. The Company is governed by the terms and provisions of that certain Limited Liability Company Agreement effective as of September 1, 1998 (the "Joint Venture Agreement"). The Company was formed for the purpose of manufacturing and selling the Products (as that term is defined in the Joint Venture Agreement).

      B. The Products sold by the Company are manufactured by the Manufacturing Subsidiary which is 98% owned by the Company with Seller and Greenbrier each owning 1%. Together, the Manufacturing Subsidiary and the Company are referred to herein as the "Joint Venture."

      C. BTM is the owner of land located in Domicilio Conocido, Ciudad Sahagun, Mexico improved by several buildings and constructions (the "Plant") where the Manufacturing Subsidiary is conducting its manufacturing activities.

      D. The Manufacturing Subsidiary is party to the following additional agreements, which agreements shall be terminated upon the Closing Date (as defined below), with Seller's Affiliate, BTM, owner of the Plant, which purpose is to provide the Manufacturing Subsidiary with certain support, and more specifically, space and labor necessary for its manufacturing activities:
Bombardier Services Agreement by and among Bombardier Corporation, BTM (as successor to Bombardier-Concarril S.A. de C.V.), the Company and the Manufacturing Subsidiary dated as of September 1, 1998, the Lease Agreement by and among BTM (as successor to Bombardier-Concarril S.A. de C.V.), the Manufacturing Subsidiary and the Company dated as of September 1, 1998, and the Personnel Secondment Agreement dated September 1, 1999 by and between BTM and the Manufacturing Subsidiary.

      E. Seller desires to sell to the Company and withdraw as a member of the Company, and the Company desires to redeem from Seller, its Interest (as that term is defined in Section 9 of the Joint Venture Agreement) in the Company on the terms and subject to the conditions contained in this Agreement.

1-INTEREST REDEMPTION AGREEMENT

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      F.    Seller desires to sell to the Company and withdraw as a member of the Manufacturing Subsidiary, and the Company desires to purchase from Seller, Seller's 1% participation in the Manufacturing Subsidiary represented by 5,458 shares of the Manufacturing Subsidiary (the "Participation") on the terms and subject to the conditions contained in this Agreement.

      G. Contemporaneously with the execution of this Agreement, Greenbrier, or its Affiliate, and BTM will execute and deliver a new Lease Agreement (the "Lease Agreement") and a new Services Agreement (the "Services Agreement") (the Lease Agreement together with the Services Agreement, the "Related Agreements").

      H. Greenbrier will also execute and deliver in favor of BTC and BTM a guarantee to guarantee the payment and performance obligations of the Company and the Manufacturing Subsidiary under this Agreement, the Lease Agreement and the Services Agreement (the "Guarantee").

      I. Capitalized terms not otherwise defined shall have the meaning ascribed to them under the Joint Venture Agreement.

                     REPRESENTATIONS, WARRANTIES, COVENANTS,
                            CONDITIONS AND AGREEMENT

            NOW, THEREFORE, in consideration of the mutual agreements, covenants and representations as contained herein, and for such other consideration, the adequacy of which is hereby acknowledged, the parties, intending to be mutually bound, hereby adopt the foregoing recitals and further agree as follows:

1.    REDEMPTION OF SELLER'S INTEREST.

      Under the terms and conditions set forth in this Agreement, (i) Seller agrees to transfer, convey, assign and sell to the Company and the Company agrees to redeem and retire, in accordance with the provisions hereof, all of Seller's right, title and interest in and to its Interest in the Company and
(ii) Seller agrees to transfer, convey, assign and sell to the Company and the Company agrees to purchase, in accordance with the provisions hereof, all of Seller's right, title and interest in and to its Participation in the Manufacturing Subsidiary. The Interest and the Participation are referred to herein collectively as "Seller's Interest." The parties intend the price described in Section 3 to be in consideration for the complete liquidation and purchase of Seller's Interest.

2.    ASSUMED LIABILITIES.

      2.1 Except for the Excluded Liabilities (as defined below), (i) in connection with the acquisition of Seller's Interest by the Company and the continuation of the business of the Joint Venture from and after the Closing Date and pursuant to the terms of the Joint Venture Agreement, each of the Company and the Manufacturing Subsidiary, as the case may be, shall

2-INTEREST REDEMPTION AGREEMENT

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assume the liabilities (the "Assumed Liabilities") of the Joint Venture consisting of all liabilities and obligations of the Company and/or the Manufacturing Subsidiary arising out or resulting from the manufacture and sale of Products and all the liabilities and obligations of the Company and/or the Manufacturing Subsidiary arising since September 1, 1998 and (ii) in connection with its continued management of and ownership and operation of the business from and after the Closing Date, except as otherwise provided herein, each of the Company and the Manufacturing Subsidiary shall be responsible for all obligations and liabilities incurred on or after the Closing Date with respect to the Joint Venture and its business; and each of the Company and the Manufacturing Subsidiary, as the case may be, shall indemnify, protect, defend and hold Seller harmless with respect to the Assumed Liabilities and with respect to all obligations and liabilities incurred on or after the Closing Date with respect to the Joint Venture and its business as provided in Section 17.2 hereof.

      2.2 Seller shall assume, and after the Closing be responsible for payment of, all liabilities and obligations of the Company and/or the Manufacturing Subsidiary relating to any claims for events solely arising prior to September 1, 1998 related to hourly wage employees of BTM prior to September 1, 1998. The liabilities and obligations of the Company and/or the Manufacturing Subsidiary assumed by Seller under this Section 2.2 are collectively referred to herein as the "Excluded Liabilities." Seller shall indemnify, protect, defend and hold the Company and the Manufacturing Subsidiary harmless with respect to the Excluded Liabilities as provided in Section 17.1 hereof.

3. PRICE AND PAYMENT. In full payment, settlement and satisfaction of the price for Seller's Interest (the "Purchase Price"), each of the Company and the Manufacturing Subsidiary, as the case may be, shall assume that portion of the Assumed Liabilities as represented by Seller's Interest, and as additional consideration the Company shall pay Seller, or its designee, the following:

      3.1 The sum of Three Million Two Hundred Fifty Thousand US Dollars (US $3,250,000) with interest accrued from and including July 13, 2001 to the Closing Date at US Prime Rate to Bombardier Corporation, a subsidiary of BTC, representing the entire working capital loan made to the Company by Bombardier Corporation, which in turn loaned it to the Manufacturing Subsidiary, payable on the Closing Date.

      3.2 An additional Nine Million US Dollars (US $9,000,000) payable as follows:

            (i) One Million Five Hundred Thousand US Dollars (US $1,500,000) on the Closing Date;

            (ii) One Million Five Hundred Thousand US Dollars (US $1,500,000) payable on each of the five annual anniversaries of the Closing Date (each, a "Payment Date"), together with interest on each such US$1,500,000 at 4.36% per annum from and including the Closing Date to the date paid (plus any additional interest payable pursuant to Section 3.2(ii)3) below); provided that if any Payment Date is not a business day, then such amounts shall be paid on the next succeeding business day; provided, further:

3-INTEREST REDEMPTION AGREEMENT

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                  1) (a) if Greenbrier, or any of its Affiliates, defaults
            (other than a payment default) under the terms of the Lease Agreement or the Services Agreement and Greenbrier, or any of its Affiliates, does not cure such default within any cure period specifically provided pursuant to the written terms of such Lease Agreement or Services Agreement, or (b) if the Company defaults (other than a payment default) under the terms of this Agreement and does not cure such default within any cure period specifically provided pursuant to the written terms of this Agreement, then in the case of clause (a) or (b), the Seller shall have the right to immediately declare all unpaid amounts under this Section 3.2(ii) immediately due and payable after (x) it gives written notice of such default to the Company, the Manufacturing Subsidiary and Greenbrier and such entities do not cure such default within the 10-day period beginning with the date such notice is deemed to be duly given pursuant to Section 31 below, and (y) if such default is not cured within such 10 days, Greenbrier does not cure such default within any cure period specifically provided pursuant to the written terms of the Guarantee;

                  2) (a) if Greenbrier, or any of its Affiliates, defaults with respect to any payment obligation under the terms of the Lease Agreement or the Services Agreement and Greenbrier, or any of its Affiliates, does not cure such default within any cure period specifically provided pursuant to the written terms of such Lease Agreement or Services Agreement, or (b) if the Company defaults with respect to any payment obligation under the terms of this Agreement and does not cure such default within any cure period specifically provided pursuant to the written terms of this Agreement, then in the case of clause (a) or (b), the Seller shall have the right to immediately declare all unpaid amounts owing under this Section 3.2(ii) immediately due and payable after (x) it gives written notice of such default to the Company, the Manufacturing Subsidiary and Greenbrier and such entities do not the cure such default within the 2 day period beginning with the date such notice is deemed to be duly given pursuant to Section 31 below, and (y) if such default is not cured within such 2 days, Greenbrier does not cure such default within any cure period specifically provided pursuant to the written terms of the Guarantee; and

                  3) all amounts payable under this Section 3.2, together with any unpaid but accrued interest, will, if not paid within five business days of when due, bear interest thereafter until paid at a rate equal to the lesser (A) 7.36% per annum or (B) the highest rate permitted by applicable law.

4-INTEREST REDEMPTION AGREEMENT

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4.    AUTHORITY. Commencing with the Closing Date of this Agreement, Seller shall have no authority to incur any obligations or liabilities on behalf of the Joint Venture, compromise any obligations of the Joint Venture or participate in any way in management or control of the Joint Venture or the businesses of the Joint Venture; and hereby covenants that it will not do any of the above.

5.    CONFIDENTIALITY.

      5.1 Except as and to the extent required by applicable governmental laws and regulations or any applicable securities exchanges, without the prior written consent of the other party, no party will, and each will direct its Affiliates and representatives not to, directly or indirectly, disclose to a third party or make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the existence of this Agreement or any of the terms, conditions, or other aspects of the transaction contemplated by this Agreement or any and all information exchanged in connection with this Agreement and the transaction contemplated hereby. This restriction shall not apply to information which was publicly available at the time of disclosure (through no act of the party receiving such information or any of its Affiliates and representatives).

      5.2 Seller covenants and agrees not to divulge, communicate, use or misuse in any way any confidential information or trade secrets of the Joint Venture or its successors, including but not limited to personnel information, customer lists or financial or technical data. Seller acknowledges and agrees that any such information or data acquired through connections with the Joint Venture was received in confidence and as a fiduciary of the Joint Venture and its successors.

      5.3 Notwithstanding the foregoing, all parties are expressly permitted to disclose to its accountants and the Internal Revenue Service the tax treatment and tax structure of the transaction within the meaning of Treasury Regulation Section 1.6011-4(c) and all materials of any kind (including opinions or other tax analyses) relating to such tax treatment or tax structure.

6. RETENTION OF BOOKS AND RECORDS. Each of the Company and the Manufacturing Subsidiary shall retain custody of all the existing books and records of the Joint Venture in accordance with Greenbrier's document retention policy (which generally provides for retention of documents for a period of at least seven (7) years). Until the running of the statute of limitations for the taxable year December 31, 2004 in the case of the Manufacturing Subsidiary and for the taxable year November 1, 2004 in the case of the Company, each of the Company and Manufacturing Subsidiary agree to provide Seller with reasonable access to the existing books and records of the Company and the Manufacturing Subsidiary solely with respect to time periods through the Closing Date, but not beyond the Closing Date, during normal business hours and upon seventy-two hours advance written notice for Seller's tax and accounting purposes, including the ability to copy such records at the expense of Seller.

5-INTEREST REDEMPTION AGREEMENT

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7.    REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to each of the Company, the Manufacturing Subsidiary and Greenbrier that:

      7.1 ORGANIZATION AND QUALIFICATION. Seller is a corporation in good standing under the laws of Delaware and has all requisite power and authority to execute this Agreement. All acts and other proceedings required to be taken by or on the part of Seller to authorize it to perform its obligations hereunder or to otherwise consummate the transactions contemplated hereby have been duly and properly taken.

      7.2 POWER AND AUTHORITY; VALID AND BINDING. This Agreement constitutes the legally binding obligations of Seller in accordance with the terms hereof subject as its enforceability to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or effecting creditors' rights generally and to the general principles of equity. Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby (i) is prohibited by or requires Seller to obtain the consent, authorization, approval or registration under any law, rule, or regulations, judgment, order, writ, injunction or decree which is binding upon Seller (it being understood that with respect to compliance with Section 18-607(a) of the Delaware Limited Liability Company Act, Seller is making this representation in reliance on the representation and warranty of the Company given under Section 9.3 below); (ii) will violate any provision of the Articles of Incorporation or Bylaws of Seller or, except as waived pursuant to Section 25 below, the Joint Venture Agreement; or (iii) except as waived pursuant to
Section 25 below, will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any liens pursuant to or require any consent under any material agreement to which Seller is a party or is otherwise bound.

      7.3   OWNERSHIP OF JOINT VENTURE INTEREST. Except as waived pursuant to
Section 25 below, Seller is the owner beneficially and of record of Seller's Interest, with good title to Seller's Interest and title to Seller's Interest that is fit to be offered for sale ("Marketable Title"), provided that such representation shall not include any representation as to the value of Seller's Interest nor as to the existence of any securities market to provide liquidity for Seller's Interest. Seller's Interest is free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions and on the Closing Date Seller will convey good and Marketable Title to the Company free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges and restrictions.

      7.4 BROKERS' AND FINDERS' FEES. Seller represents and warrants that all negotiations relative to this Agreement have been carried on by it directly without the intervention of any person who may be entitled to any brokerage or finder's fee or other commission from Seller in respect of this Agreement or the consummation of the transactions contemplated hereby, and Seller agrees to indemnify and hold harmless Greenbrier, the Company and the Manufacturing Subsidiary against any and all claims, losses, liabilities and expenses which may be asserted against or incurred by it as a result of Seller's dealings, arrangements or agreements with any such person.

6-INTEREST REDEMPTION AGREEMENT

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      7.5   DISCLOSURES. Seller is familiar with the business and properties of the Company and the Manufacturing Subsidiary and, in making its decision to sell the Seller's Interest, has not relied on the representations and warranties of Greenbrier, the Company or Manufacturing Subsidiary, other than those provided in Section 9 below, or its agents, officers or employees.

      7.6 REPRESENTATIONS AND WARRANTIES. Seller makes no other representations or warranties other than the representations and warranties provided in this Section 7.

8. REPRESENTATIONS AND WARRANTIES OF BTM. BTM represents and warrants to each of the Company, the Manufacturing Subsidiary and Greenbrier that:

      8.1 ORGANIZATION AND QUALIFICATION. BTM is a corporation in good standing under the laws of Mexico and has all requisite power and authority to execute this Agreement. All acts and other proceedings required to be taken by or on the part of BTM to authorize it to perform its obligations hereunder or to otherwise consummate the transactions contemplated hereby have been duly and properly taken.

      8.2 POWER AND AUTHORITY; VALID AND BINDING. This Agreement constitutes the legally binding obligations of BTM in accordance with the terms hereof subject as its enforceability to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or effecting creditors' rights generally and to the general principles of equity.

      8.3 TITLE. BTM is the legal and beneficial fee simple titleholder of the Plant and has good and valid title to the Plant, free and clear of all liens, encumbrances, claims, covenants, restrictions, easements, rights of way, options, or judgments, subject to customary permitted liens, encumbrances, claims, covenants, restrictions, easements, rights of way or judgments that would not materially affect the quiet peaceful possession of the Plant by the Manufacturing Subsidiary.

9. REPRESENTATIONS AND WARRANTIES OF THE ENTITIES. Each of the Company and the Manufacturing Subsidiary, severally and not jointly, represent and warrant to Seller that, and in the case of Section 9.3, the Company represents and warrants to Seller that:

      9.1 ORGANIZATION AND QUALIFICATION. The Company is a limited liability company in good standing under the laws of Delaware and has all requisite power and authority to execute this Agreement. The Manufacturing Subsidiary is a company in good standing under Mexico law and has all requisite power and authority to execute this Agreement. All acts and other proceedings required to be taken by or on the part of each of the Company and the Manufacturing Subsidiary to authorize it to perform its obligations hereunder or to otherwise consummate the transactions contemplated hereby have been duly and properly taken.

7-INTEREST REDEMPTION AGREEMENT

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      9.2   POWER AND AUTHORITY; VALID AND BINDING. This Agreement constitutes the legally binding obligations of each of the Company and the Manufacturing Subsidiary in accordance with the terms hereof subject as its enforceability to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or effecting creditors' rights generally and to the general principles of equity. Except as waived pursuant to Section 25 below, neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereby (i) is prohibited by or requires obtaining the consent, authorization, approval or registration under any law, rule, or regulations, judgment, order, writ, injunction or decree which is binding upon either the Company or the Manufacturing Subsidiary; (ii) will violate any provision of the organizational documents of the Manufacturing Subsidiary or the Joint Venture Agreement; or (iii) will violate any provision of, result in any default or acceleration of any obligations under, result in the creation or imposition of any liens pursuant to or require any consent under any material agreement to which either the Company or the Manufacturing Subsidiary is a party or is otherwise bound.

      9.3 UNLAWFUL DISTRIBUTIONS. As of the Closing Date, the Company's obligation to make the payments required under Section 3.2 above does not violate Section 18-607(a) of the Delaware Limited Liability Company Act.

10. REPRESENTATIONS AND WARRANTIES OF GREENBRIER. Greenbrier represents and warrants to Seller that:

      10.1 ORGANIZATION AND QUALIFICATION. Greenbrier is a corporation in good standing under the laws of Delaware and has all requisite power and authority to execute this Agreement. All acts and other proceedings required to be taken by or on the part of Greenbrier to authorize it to perform its obligations hereunder or to otherwise consummate the transactions contemplated hereby have been duly and properly taken.

      10.2 POWER AND AUTHORITY; VALID AND BINDING. This Agreement constitutes the legally binding obligation of Greenbrier in accordance with the terms hereof subject as its enforceability to limitations imposed by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or effecting creditors' rights generally and to the general principles of equity.

11. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to purchase the Seller's Interest under this Agreement are subject to the satisfaction at or before the Closing Date, of all the conditions set out below in this Section 11. The Company may waive any or all of these conditions in whole or in part by giving written notice to Seller on or before the Closing Date; provided, however, that no such waiver of a condition shall constitute a waiver by the Company of any of its other rights or remedies, at law or in equity, if Seller or BTM shall be in default of any of its representations, warranties or covenants under this Agreement.

      11.1 REPRESENTATIONS AND WARRANTIES OF SELLER. All representations and warranties by Seller and BTM in this Agreement, or in any written statement that may be

8-INTEREST REDEMPTION AGREEMENT
delivered to the Company or Manufacturing Subsidiary under this Agreement, shall be true in all material respects on and as of the Closing Date as though made at that time.

      11.2 COVENANTS OF SELLER. Seller shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

      11.3 NO VIOLATION OF ORDERS. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

      11.4 NO CASUALTY. There shall not have been any events, changes or effects with respect to the Company or the Manufacturing Subsidiary having or which could reasonably be expected to adversely affect in any material way the Company's or the Manufacturing Subsidiary's business or financial condition, and the Company's and the Manufacturing Subsidiary's business or financial condition shall not have sustained any material loss, whether or not insured, as a result of any fire, flood, accident, explosion, strike, labor disturbances, riot, act of God or the public enemy or other calamity or casualty.

      11.5 LEASE AGREEMENT. Greenbrier, or its Affiliate, and BTM shall have executed and delivered the Lease Agreement in the form attached hereto as Exhibit A and same shall be in full force and effect.

      11.6 SERVICES AGREEMENT. Greenbrier, or its Affiliate, and BTM shall have executed and delivered a Services Agreement in the form attached hereto as Exhibit B and the same shall be in full force and effect.

      11.7 BOARD APPROVAL. Each of Greenbrier's, the Company and the Manufacturing Subsidiary's Board of Directors, or like governing body, shall have approved and authorized the execution and delivery of this Agreement, the Guarantee and the Related Agreements and the closing and purchase of Seller's Interests hereunder.

      11.8 RESIGNATIONS. Seller shall have delivered to the Company and the Manufacturing Subsidiary the resignations of those managers and officers of each of the Company and the Manufacturing Subsidiary as are designated by Greenbrier. Such resignations shall be effective as of the Closing Date.

      11.9 RELEASES. Each of BTC, and the resigning directors, managers and officers under Section 11.8 above, shall have entered into with each of the Company, the Manufacturing Subsidiary and Greenbrier mutual releases in the form attached hereto as Exhibit C (the "Releases") and the same shall be in full force and effect.

      11.10 TERMINATION OF AGREEMENTS. The applicable parties shall have terminated the following agreements pursuant to the Termination Agreements in the form

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attached hereto as Exhibit D (the "Termination Agreements"): Bombardier Services
Agreement by and among Bombardier Corporation, BTM (as successor to Bombardier-Concarril S.A. de C.V.), the Company and the Manufacturing Subsidiary dated as of September 1, 1998, the Lease Agreement by and among BTM (as successor to Bombardier-Concarril S.A. de C.V.), the Manufacturing Subsidiary and the Company dated as of September 1, 1998, and the Personnel Secondment Agreement dated September 1, 1999 by and between BTM and the Manufacturing Subsidiary.

      11.11 DOCUMENTS. The form and substance of all certificates, instruments, exhibits, schedules and other documents delivered to each party by the other under this Agreement shall be satisfactory in all reasonable respects to the Company.

      11.12 DELIVERIES. Seller shall have delivered to the Company and Manufacturing Subsidiary the various instruments and documents referred to in
Section 14 below.

12. CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller to sell, transfer and convey the Seller's Interest under this Agreement are subject to the satisfaction at or before the Closing Date, all the conditions set out below in this Section 12. Seller may waive any or all of these conditions in whole or in part by giving written notice to the Company and Manufacturing Subsidiary on or before the Closing Date; provided, however, that no such waiver of a condition shall constitute a waiver by Seller of any of its other rights or remedies, at law or in equity, if the Company or Manufacturing Subsidiary shall be in default of any of their respective representations, warranties or covenants under this Agreement.

      12.1 REPRESENTATIONS AND WARRANTIES. Except as otherwise permitted by this Agreement, all representations and warranties by Greenbrier, the Company and Manufacturing Subsidiary in this Agreement, or in any written statement that may be delivered to Seller under this Agreement, shall be true in all material respects on and as of the Closing Date as though made at that time.

      12.2 COVENANTS. Each of Greenbrier, the Company and the Manufacturing Subsidiary shall have performed, satisfied and complied with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it on or before the Closing Date.

      12.3 NO VIOLATION OF ORDERS. No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transactions contemplated by this Agreement or to its consummation, shall have been instituted or threatened on or before the Closing Date.

      12.4 GUARANTEE. Greenbrier shall have executed and delivered the Guarantee in the form attached hereto as Exhibit E.

      12.5 TERMINATION OF AGREEMENTS. The applicable parties shall have terminated the following agreements pursuant to the Termination Agreements:
Bombardier

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Services Agreement by and among Bombardier Corporation, BTM (as successor to
Bombardier-Concarril S.A. de C.V.), the Company and the Manufacturing Subsidiary dated as of September 1, 1998, the Lease Agreement by and among BTM (as successor to Bombardier-Concarril S.A. de C.V.), the Manufacturing Subsidiary and the Company dated as of September 1, 1998, and the Personnel Secondment Agreement dated September 1, 1999 by and between BTM and the Manufacturing Subsidiary.

      12.6 DOCUMENTS. The form and substance of all instruments, exhibits, schedules and other documents delivered to each party by the other under this Agreement shall be satisfactory in all reasonable respects to Seller.

      12.7 DELIVERIES. Greenbrier, the Company and the Manufacturing Subsidiary shall have delivered to the Seller the various instruments and documents referred to in Section 14 below.

13. CLOSING. The parties intend that the consummation of the purchase and sale transaction contemplated in this Agreement (the "Closing") shall take place (via facsimile, telephone, mail and other mutually acceptable means of communication and delivery) simultaneously at the offices of Greenbrier, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon, and Seller, 3505 Lakeland, Suite 114, Orlando, Florida, on or before December 1, 2004, or at such other time and place as the parties may agree to in writing after all the conditions set forth in Sections 11 and 12 have either been satisfied or, in the case of conditions not satisfied, waived in writing by the party entitled to the benefit of such conditions (the "Closing Date"). On the Closing Date, Seller shall transfer, convey and assign unto the Company, Seller's Interest in the form of the Assignment attached hereto as Exhibit F. Notwithstanding the foregoing, in the event the Closing Date does not occur on or before December 5, 2004 and the parties have not otherwise agreed in writing to extend the Closing Date, this Agreement may be terminated as provided in Section 16.1 below, provided that such termination shall not relieve any party of its liability for any misrepresentation, default or breach under the terms and provisions of this Agreement.

14. DELIVERIES AT CLOSING. At the Closing, the parties shall deliver the following instruments, in form and substance satisfactory to each of them and their counsel:

      14.1 CORPORATE RESOLUTION. Board of Director resolutions from each of Seller, Greenbrier, the Company and the Manufacturing Subsidiary authorizing the transactions contemplated by this Agreement and a certification by a proper officer of each certifying such corporate resolutions;

      14.2 LEASE AGREEMENT. Greenbrier, or its Affiliate, and BTM shall have executed and delivered the Lease Agreement;

      14.3 SERVICES AGREEMENT. Greenbrier, or its Affiliate, and BTM shall have executed and delivered the Services Agreement;

11-INTEREST REDEMPTION AGREEMENT

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      14.4  GUARANTEE. Greenbrier shall have executed and delivered the
Guarantee;

      14.5 RESIGNATIONS. Resignations of those managers and officers of the Company and the Manufacturing Subsidiary as are designated by Greenbrier;

      14.6 RELEASES. Each of BTC, and the resigning directors, managers and officers under Section 11.8 above, and each of the Company, the Manufacturing Subsidiary and Greenbrier shall have executed and delivered the Releases; and

      14.7  ASSIGNMENT. A fully executed Assignment.

      14.8 TERMINATION AGREEMENTS. The appropriate parties shall have executed and delivered the Termination Agreements.

15. PRE-CLOSING COVENANTS. Prior to the Closing, Seller and Greenbrier will cause the Company and the Manufacturing Subsidiary to, use commercially reasonable efforts to carry on their respective businesses in the ordinary course consistent with past practice.

16.   TERMINATION.

      16.1 Before the Closing of the transactions contemplated hereby, the parties may terminate this Agreement as follows:

            (i) by any party if the Closing has not occurred by December 5, 2004, provided that the failure to close is not a result of a breach on the part of the party acting to terminate this Agreement;

            (ii) by written consent of the Company, the Manufacturing Subsidiary, Greenbrier and Seller;

            (iii) by the Company, Greenbrier or Manufacturing Subsidiary, if any representation or warranty of Seller made in or pursuant to this Agreement is untrue or incorrect in any material respect, Seller materially breaches the covenants or other terms of this Agreement, or any one or more of the conditions precedent to Closing contained in Section 11 are not satisfied, provided that any such breach has not been (i) waived by Greenbrier or
      (ii) cured by Seller within the time period provided in the written notice thereof to Seller from Greenbrier, provided that such time period shall not extend beyond the Closing Date;

            (iv) by Seller, if any representation or warranty of the Company or Manufacturing Subsidiary made in or pursuant to this Agreement is untrue or incorrect in any material respect, either the Company or the Manufacturing Subsidiary materially breaches the covenants or other terms of this Agreement, or any one or more of the conditions precedent to Closing contained in Section 12 are not satisfied, provided that any such breach has not been (i) waived by Seller or (ii) cured by a party within the time

12-INTEREST REDEMPTION AGREEMENT
      period provided in the written notice thereof to Greenbrier from Seller, provided that such time period shall not extend beyond the Closing Date; or

            (v) by Greenbrier or Seller if any court or governmental authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated in this Agreement and such order, decree or ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this subsection shall not be available to any party who has not used commercially reasonable efforts to cause such order, decree or ruling to be lifted.

      16.2 PROCEDURE FOR TERMINATION. A party terminating this Agreement pursuant to Section 16.1 shall give written notice thereof to the other parties hereto, whereupon this Agreement shall terminate and the transactions contemplated herein shall be abandoned without further action by any party; provided, however, that if such termination is by a party pursuant to Section 16.1(iii) or 16.1(iv), nothing herein shall affect the non-breaching party's right to damages on account of such other party's breach.

17.   INDEMNIFICATION.

      17.1 SELLER'S INDEMNIFICATION. Seller shall indemnify, protect, defend, and hold harmless each of the Company, the Manufacturing Subsidiary, Greenbrier, and each of their Affiliates, officers, directors, shareholders, employees, representatives and agents, from and against and in respect of any and all claims, demands, losses, costs, expenses, obligations, judgments, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorneys' fees (but net of any recoveries under applicable insurance policies and with waiver, if applicable, of any subrogation rights under any applicable insurance coverages) (hereinafter, "Losses") that they may incur or suffer which arise, result from or relate to:

            (i) Seller's or BTM's breach of or failure to perform any of its representations, warranties, covenants or agreements in this Agreement (other than a breach of the representation and warranty in 17.8 below), save for Losses which are the result of the gross negligence, fraud, bad faith or willful misconduct of the Company, the Manufacturing Subsidiary or Greenbrier;

            (ii) the Excluded Liabilities;

            (iii) foreign, federal, state or local taxes ("Taxes") with respect to the Joint Venture or ownership thereof for all periods prior to the Closing Date; or

            (iv) claims arising between September 1, 1998 and the Closing Date against the Company and/or the Manufacturing Subsidiary related to the Decree that establishes Programs of Temporary Importation for Producing Articles of Exportation ("PITEX") taxes;

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provided, that Seller's liability solely with respect to subsections (iii) and
(iv) shall be limited to Seller's proportionate share of such liability (50%) under the Joint Venture Agreement; and provided further that should any adjustments be made with respect to PITEX taxes payable by the Company and/or the Manufacturing Subsidiary or Taxes prior to the Closing Date, Seller and Greenbrier agree to share benefits stemming therefrom, in proportion of their Joint Venture Agreement (50/50).

      17.2 INDEMNIFICATION OF SELLER. Each of the Company and the Manufacturing Subsidiary agree to indemnify, protect, defend, and hold harmless Seller, and each of its Affiliates, officers, directors, shareholders, employees, representatives and agents against, and in respect of, any and all Losses that they may incur or suffer which arise, result from or relate to: (i) Greenbrier's, the Company's or the Manufacturing Subsidiary's, as the case may be, breach of or failure to perform any of its representations, warranties, covenants or agreements in this Agreement, save for Losses which are the result of the gross negligence, fraud, bad faith or willful misconduct of the Seller; or (ii) the Assumed Liabilities.

      17.3 ADDITIONAL INDEMNIFICATION OF SELLER. Except as otherwise prohibited by the Delaware Limited Liability Act with respect to indemnity of a member, and except to the extent released under the Releases, the Company shall indemnify and hold Seller and its Affiliates and its officers, employees, directors, members, stockholders, managers, agents and representatives and its successors and assigns, and each of the managers and officers resigning under Section 11.8 hereof harmless from and against any and all Losses suffered or incurred by them (or to which any and/or all of them may become subject) arising out of, resulting from, based upon or in connection with the management or conduct of the business or affairs of the Company and/or the Manufacturing Subsidiary prior to the Closing Date or the activities of Seller as a member with respect thereto prior to the Closing Date; provided, however, the indemnity provided in this
Section 17.3 shall not cover:

            (i) Losses or Claims (as defined below) arising out of, resulting from, based upon or in connection with the gross negligence, fraud, bad faith or willful misconduct of, or a knowing violation of law, of Seller or any of the listed indemnified parties above;

            (ii) With respect to each of the managers and officers of the Manufacturing Subsidiary resigning under Section 11.8 hereof Losses or Claims (as defined below) arising out of, resulting from, based upon or in connection with the negligence, fraud, bad faith or misconduct of, or a knowing violation of law, of any of such managers and officers;

            (iii) Any Claim between the parties hereto under this Agreement (it being understood that such Claims are covered under Section 17.2 above); nor

            (iv) Any direct claims by Seller's Affiliates, officers, employees, directors, members, stockholders, managers, agents and representatives or its successors and assigns (it being understood that such claims are being released under the Releases);

14-INTEREST REDEMPTION AGREEMENT

      17.4 INDEMNIFICATION OF SELLER RE: TAX MATTERS PARTNER. By signing this Agreement below, Seller is, effective as of the Closing Date, resigning as the Tax Matters Partner of the Company. By signing this Agreement below, Greenbrier shall become the Tax Matters Partner of the Company, effective as of the Closing Date, for all periods. In connection with Seller's resignation, the Company agrees to indemnify and hold harmless Seller from and against any Losses sustained or incurred as a result of any act or decision concerning the Company tax matters and within the scope of Seller's responsibilities as Tax Matters Partner, so long as such act or decision was not the result of gross negligence, fraud, bad faith or willful misconduct, or knowing violation of the law, by Seller.

      17.5 INDEMNIFICATION PROCEDURES. Each of the parties agrees to give written notice within 20 days to the other parties of any claim, action, proceeding or investigation is instituted or threatened, whether brought by a third party, against such party which might give rise to a claim for indemnity against any other party based upon the indemnity provisions contained herein (a "Claim"), provided that the failure to give, or material delay in giving, such required notice shall not relieve the party from whom indemnification is sought (the "Indemnifying Party") of any liability hereunder unless (and then solely to the extent) the Indemnifying Party suffers material actual prejudice thereby. In the event of any Claim against any party entitled to be indemnified pursuant to
Section 17.1, 17.2, 17.3 or 17.4 hereof (an "Indemnified Party"), the Indemnifying Party shall have the right, at its sole cost and expense by written notice to the Indemnified Party, to defend such action in the name and on behalf of the Indemnified Party, provided that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Claim; (B) the defense of such Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have any continuing material adverse effect on the Indemnified Party's business; (C) the Indemnifying Party makes reasonably adequate provision to ensure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that may result; (D) in the event the Claim is for an amount in excess of the redemption price hereunder, the Indemnified Party may directly participate with the Indemnifying Party in the defense of the claim; and (E) the Indemnifying Party shall diligently proceed with the defense, compromise or settlement of the Claim in accordance with this Section. In connection with any such action, suit or proceeding, the parties hereto agree to render to each other such assistance as may reasonably be required in order to insure the proper and satisfactory defense of any such action, suit or proceeding. If the Indemnifying Party shall fail to defend such action, the Indemnified Party shall have the right to employ its own counsel, but the fees and expenses of the Indemnified Party shall be at the expense of the Indemnifying Party. No party hereto shall make settlement of any claim which might give rise to liability of another party hereto under the indemnity provisions contained herein without the written consent of such other party, which consent such other party covenants shall not be unreasonably withheld, unless the Indemnifying Party has failed to defend such action and then the Indemnified Party shall be entitled at its sole discretion to settle the action at the expense of the Indemnifying Party upon not less than ten days' prior written notice. Notwithstanding anything to the contrary herein, with respect to a Claim for indemnity under Section 17.1(iv) above, after written notice of a PITEX Claim for indemnity is

15-INTEREST REDEMPTION AGREEMENT
provided to Seller and the procedures of this Section 17.5 have been implemented, upon receipt by the Company and/or Manufacturing Subsidiary of a notice regarding PITEX taxes due and owing, the Company and/or the Manufacturing Subsidiary shall provide Seller with written notice of the amounts determined to be due and owing and Seller shall pay such PITEX Claim within 15 days beginning with the date such notice is deemed to be duly given pursuant to Section 31 below; provided, that if Seller does not pay such PITEX Claim within such 15 day period, the Company shall be entitled to deduct the dollar amount of the taxes owing from the amount otherwise due to Seller under Section 3.2 above, in addition to any other remedies to which the Company is entitled at law or in equity.

      17.6 GROSS UP. Any payment by the Indemnifying Party to an Indemnified Party under this Section 17 shall be increased by an additional amount sufficient to pay all applicable income taxes (if any) of any jurisdiction paid by the Indemnified Party with respect to the total amount (including both the initial amount and such additional amount) paid to such Indemnified Party hereunder.

      17.7 THIRD PARTY CLAIMS. The parties acknowledge and agree that the provisions for indemnity under Section 17.3 are intended to solely cover Losses resulting from third party claims and are not intended to cover direct claims between the parties hereto.

      17.8 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents that as of the Closing Date, neither it, nor any of its Affiliates, is aware, after due inquiry of the individuals identified on Schedule A attached hereto, of any facts or circumstances that would give rise to any claim for indemnity by a manager or officer of the Manufacturing Subsidiary resigning under Section 11.8 hereof under any of the indemnity provisions of Section 17.3 granted in favor of such manager and officer. In the event of a breach of this representation under this Section 17.8, the Company, the Manufacturing Subsidiary and Greenbrier shall be relieved of any indemnity obligations of the Company under Section 17.3 hereof in favor of such manager or officer which is ultimately responsible for such breach of this representation; and provided, further, that, notwithstanding anything to the contrary in the Releases, the Company, the Manufacturing Subsidiary and Greenbrier shall be entitled to seek and recover damages from such manager or officer responsible for the breach.

18. SURVIVAL. The representations and warranties contained in this Agreement shall survive the closing of this purchase and sale for a period of two years. The covenants and indemnification, protection, defense, and hold harmless provisions and obligations in this Agreement shall continue indefinitely.

19. COSTS AND EXPENSES. Each party shall pay all costs and expenses incurred or to be incurred by it in negotiating or preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

20. TAX TREATMENT OF REDEMPTION. In accordance with the IRS Revenue Ruling 99-6, the parties will treat the redemption price payable under Section 3 and any amounts deemed distributed to the Seller under Section 752 of the Internal Revenue Code of 1986, as

16-INTEREST REDEMPTION AGREEMENT
amended (the "Code") as paid by the Buyer to the Seller in exchange for the Seller's entire interest in the Company. Section 741 and Section 751 as applicable of the Code will govern the tax treatment of such payment.

21. POST-CLOSING COVENANTS. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes and effect of this Agreement, each of the parties covenants and agrees to take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 17 of this Agreement or unless such action is merely a continuation or completion of action commenced prior to the Closing Date). In addition, in the event and so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand brought by a third party in connection with (1) any transaction contemplated under this Agreement or (2) any fact, situation, circumstance, status, activity, practice, plans, occurrence, event, incident, action, failure to act or transaction on or prior to the Effective Date involving the Joint Venture, the parties will cooperate reasonably with each other or its counsel in the contest or defense, reasonably making available their personnel and providing such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Section 17 above).

22. EMPLOYMENT MATTERS. Up and until the Closing Date, and except as provided in Section 2.2, the Joint Venture (and ultimately each of Greenbrier and Seller in respect of each of their 50% interest in the Joint Venture) shall be responsible for any employment agreement, collective bargaining agreement or any bonus, profit-sharing, stock option, service award benefit plan, deferred or additional compensation, pension or retirement arrangement or agreement with respect to each employee which was employed by the Joint Venture. From and after the Closing Date, each of the Company and the Manufacturing Subsidiary, as the case may be, shall be responsible for any employment agreement, collective bargaining agreement or any bonus, profit-sharing, stock option, service award, benefit plan, deferred or additional compensation, pension or retirement arrangement or agreement with respect to each employee of the Joint Venture which it has retained and which arose and accrued after the Closing Date.

23. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, representatives and assigns as the case may be; provided, however, that, except as provided below with respect to the Company, no party shall assign or delegate this Agreement or any of the rights or obligations created hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the case of the Company, the Company may, without the consent of any party hereto, assign any or all of its rights and interests hereunder to one or more of its Affiliates and/or designate one or more of such Affiliates to perform its obligations hereunder. Nothing contained in this Agreement shall confer upon any person, firm, partnership or corporation not a party to this Agreement or the legal representatives of such person, firm,

17-INTEREST REDEMPTION AGREEMENT
partnership or corporation any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

24. ENTIRE AGREEMENT. This Agreement, together with the Services Agreement, the Lease Agreement, the Releases, the Termination Agreements, the Guarantee and the side letter for Agustin Palestino Calderon dated December 1, 2004, constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations and understandings of the parties including the Memorandum of Understanding executed by the parties dated July 27, 2004. No supplement, modification or amendment of this Agreement shall be binding unless excluded in writing by all the parties. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. Nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

25. RIGHTS UNDER JOINT VENTURE AGREEMENT. Greenbrier and Seller, and each of them, acknowledge certain rights and restrictions of transfer, rights of first refusal, purchase and sale terms and obligatory purchase obligations under the Joint Venture Agreement, and agree (1) that to the extent the terms of this Agreement conflict with the terms of the Joint Venture Agreement, the terms of this Agreement shall control; (2) to waive the restrictions of transfer, rights of first refusal, purchase and sale terms and obligatory purchase obligations under the Joint Venture Agreement to the extent necessary to redeem the Seller's Interest; and (3) notwithstanding anything to the contrary in the Joint Venture Agreement, to terminate the Joint Venture Agreement, including, but not limited to, Sections 12.2 and 12.3 of the Joint Venture Agreement, which provisions, despite their terms, shall no longer have any force and effect, and Greenbrier shall enter into a new operating agreement subsequent to the Closing Date as the sole member of the Company. In addition, any other agreements between or among any of Greenbrier, Seller, BTM, the Company and the Manufacturing Subsidiary related to the Joint Venture are hereby terminated in their entirety.

26. DISPUTE RESOLUTION. In the event that an unresolved dispute (a "Dispute") arises between the parties in connection with the matters outlined in Section 27.1(a) below, and such Dispute shall not have been resolved pursuant to good faith discussions between the parties, then any party may elect by written notice to the other party to have the Dispute subjected to review by a Joint Review Committee consisting of the President and Chief Executive Officer of Greenbrier and the President of BTC, or their respective designees, and as provided in this Section 26. The Joint Review Committee shall meet within 30 days of the date such notice is delivered, and shall engage in good faith efforts to resolve the Dispute. As soon as practicable after such meeting, the Joint Review Committee shall issue a decision setting forth resolution of the Dispute or the method for determining the resolution of the Dispute. The decision of the Joint Review Committee with respect to any Dispute will be binding on the parties hereto. Notwithstanding any provision in this Agreement to the contrary, any party may exercise all rights and remedies available to it under this Agreement or at law or in equity.

18-INTEREST REDEMPTION AGREEMENT

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27.   ARBITRATION

      27.1 In the event that there is (a) any dispute, controversy or claim as to whether there is (i) breach of any representation or warranty under Section 7, 8, 9 or 10 of this Agreement, (ii) whether a default exists under the proviso clause of Section 3.2(ii) of this Agreement (including as a result of a default of Greenbrier, or any of its Affiliates under the terms of the Lease Agreement, the Services Agreement or the Guarantee) or (iii) entitlement to indemnification to be provided under Section 17 of this Agreement and (b) such dispute, controversy or claim has not been resolved pursuant to Section 26 or the Joint Review Committee has not provided a method for determining such resolution pursuant to Section 26, then any party to such dispute, controversy or claim (an "Arbitrable Dispute") may elect by written notice (the "Arbitration Notice") to the other party(s) to such Arbitrable Dispute to have the Arbitrable Dispute subjected to arbitration as provided in this Section 27 (the "Arbitration"). This Section 27 provides the exclusive method of resolving disputes, controversies or claims referred to in clause (i) or (ii) above. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 27 or in any other provision of this Agreement shall preclude any party to such Arbitrable Dispute from (x) commencing and maintaining a proceeding prior to the completion of the Arbitration if necessary to prevent the expiration of any statute of limitations, provided that the commencing party shall endeavor to have such proceeding stayed pending the completion of the Arbitration, (y) terminating this Agreement or any Related Agreement in accordance with the terms hereof or thereof or (z) commencing and maintaining a proceeding prior to completion of the Arbitration seeking injunctive relief against the violation or breach of any provision of Section 5 or 33. The Arbitration shall be held in Chicago, Illinois under the Commercial Arbitration Rules of the American Arbitration Association then in effect and shall be in the English language. The arbitration panel shall consist of three arbitrators appointed in accordance with such rules. The facts and circumstances of the Arbitrable Dispute and all other relevant matters shall be presented through the submission of written briefs and other information to the arbitration panel within 60 days after the effective date of the Arbitration Notice. Any party to the Arbitrable Dispute shall be entitled to one or more hearings in connection with the Arbitration. The arbitrators shall consider the Arbitrable Dispute and issue a written decision setting forth resolution of the Arbitrable Dispute and the reasons underlying said decision. The arbitrators shall be empowered to issue one or more interim decisions prior to the full hearing of the case. Such interim decision shall be enforceable in the same manner as the final decision, as set forth in Section 27.2. The Arbitration shall be completed within six months after its commencement. The fees and expenses of the arbitrators and the other costs of the Arbitration shall be borne in the manner determined by the arbitrators.

      27.2 The decision of the arbitrators pursuant to Section 27.1 shall be final and binding upon both parties and judgment thereon may be entered in any court having jurisdiction.

      27.3 Any Arbitration pursuant to this Section 27 may be consolidated at the option of any party to such Arbitration with any arbitration conducted pursuant to the Amendment to Lease Agreement or the Services Agreement.

19-INTEREST REDEMPTION AGREEMENT

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28.   ATTORNEYS' FEES. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled. Attorneys' fees incurred by any party to this Agreement in enforcing any judgment on any action brought to resolve any controversy arising under this Agreement, to enforce any of its terms or for the breach of this Agreement shall be recoverable by the prevailing party. Such a right to post judgment attorneys' fees shall be separate and distinct from the rights to recover attorneys' fees pursuant to the above paragraph. The provisions of this paragraph should be severable from all other provisions. This Agreement shall survive any judgment and shall not be deemed merged into any judgment.

29. RECITALS. The Recitals set forth in the introductory paragraphs of this Agreement form an integral part of this Agreement and are incorporated herein.

30. EXHIBITS. All exhibits referred to herein are attached to this Agreement, incorporated herein by this reference and made a part hereof.

31. NOTICES. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom the notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

SELLER:                 Bombardier Transit Corporation
                        3505 Lakeland, Suite 114
                        Orlando, FL 32806
                        Attention: President

                        With a copy to:

                        Bombardier, Inc.
                        800 Rene-Levesque Blvd. West
                        Montreal, Quebec
                        H3B 1Y8
                        Attention: Senior Vice President and General Counsel

THE COMPANY:            Greenbrier-Concarril, LLC
                        4350 NW Front Avenue
                        Portland, OR  97210
                        Attention: President

20-INTEREST REDEMPTION AGREEMENT

MANUFACTURING
SUBSIDIARY:             Gunderson-Concarril S.A. de C.V.
                        4350 NW Front Avenue
                        Portland, OR  97210
                        Attention:  President

GREENBRIER:             The Greenbrier Companies, Inc.
                        One Centerpointe Drive, Suite 200
                        Lake Oswego, OR 97035
                        Attention:  President

WITH COPY TO:           The Greenbrier Companies, Inc.
                        One Centerpointe Drive, Suite 200
                        Lake Oswego, OR 97035
                        Attention: Norriss Webb, Esq.

or to such other persons or at such other addresses as shall be furnished by any party by like notice to the other. Any party may give any notice or other communications hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex or ordinary mail or electronic mail), but such notice of communication shall not be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended.

32. GOVERNING LAW. This Agreement shall be construed in accordance with, and governed by the laws of the State of Delaware (and United States federal law, to the extent applicable) as applied to contracts that are executed and performed entirely in Delaware, irrespective of the principal place of business, residence or domicile of the parties hereto and without giving effect to otherwise applicable principles of conflicts of law.

33.   NON-SOLICITATION.

      33.1 Seller agrees that it, and its Affiliates, will not, directly or indirectly, cause, seek to cause, solicit or otherwise induce any of the Named Managers (as hereinafter defined) to leave the employ of the Company or Manufacturing Subsidiary or their successor entities. Seller agrees that it, and its Affiliates, will not, without the prior written consent of Greenbrier, employ such Named Managers for a period of two (2) years after they have terminated their employment with the Company, the Manufacturing Subsidiary or any of their successor entities, regardless of the cause of the termination. The parties shall agree prior to the Closing Date on the identity of the managers that will be subject to this non-solicitation provision which names shall be set forth on Exhibit G (the "Named Managers").

      33.2 Greenbrier agrees that it, and its Affiliates, will not, directly or indirectly, cause, seek to cause, or solicit any employees of either Seller or BTM or otherwise induce any such employees to leave such employment. Greenbrier agrees that it will not, without the consent of Seller or BTM, employ BT Named Managers (as hereinafter defined) for a period of two (2)

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

years after they have terminated their employment with Seller or BTM, regardless of the cause of the termination The parties shall agree prior to the Closing Date on the identity of the BT managers that will be subject to this non-solicitation provision which names shall be set forth on Exhibit H (the "BT Named Managers").

      33.3 The parties agree that the remedies at law for any breach or threat of breach of any of the provisions of this Section 33 will be inadequate, and that, in addition to any other remedy to which a party may be entitled at law or in equity, each of the Seller and Greenbrier shall be entitled to a temporary or permanent injunction or injunctions or temporary restraining orders or orders to prevent breaches of the provisions of this Section 33 and to enforce specifically the terms and provisions hereof, in each case without the need to post any security or bond.

34. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this Agreement be construed to remain fully valid, enforceable and binding on the parties.

35. COUNTERPARTS. This Agreement may be executed simultaneously or in one (1) or more counterparts, each of which shall be deemed an original, but all of which shall constitute one (1) in the same instrument. For purposes of this Agreement, signatures transmitted by facsimile transmission shall be deemed original signatures.

36. CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY FEDERAL COURT LOCATED WITHIN COOK COUNTY, STATE OF ILLINOIS AND IRREVOCABLY AGREES THAT, SUBJECT TO SECTION 27, ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE NONEXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NONCONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR, SUBJECT TO SECTION 27, TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OF THE OTHER PARTIES HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY APPLICABLE LAW.

                [REMAINDER OF THE PAGE LEFT INTENTIONALLY BLANK]

22-INTEREST REDEMPTION AGREEMENT

            IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto as of the date first written above.

SELLER:                             BOMBARDIER TRANSIT CORPORATION,
                                    a Delaware corporation

                                    By: /s/ Serge Bisson
                                        ----------------------------------------
                                    Its: Vice President Contracts and Asst. Sec.

                                    By: /s/ William Spurr
                                        ----------------------------------------
                                    Its:     President

BTM:                                BOMBARDIER TRANSPORTATION
                                    MEXICO S.A. DE C.V.

                                    By: /s/ Alejandro Centurion Diaz
                                        ----------------------------------------
                                    Its: Director

                                    By: /s/ William Spurr
                                        ----------------------------------------
                                    Its: Director

GREENBRIER:                         THE GREENBRIER COMPANIES, INC., a
                                    Delaware corporation

                                    By: /s/ Norriss M. Webb
                                        ----------------------------------------
                                    Its: Executive Vice President

COMPANY:                            GREENBRIER-CONCARRIL, LLC, a
                                    Delaware limited liability company

                                    By: /s/ William Spurr
                                        ----------------------------------------
                                    Its: Director

                                    By: /s/ L. Clark Wood
                                        ----------------------------------------
                                    Its: Director

23-INTEREST REDEMPTION AGREEMENT

MANUFACTURING SUBSIDIARY:           GUNDERSON-CONCARRIL S.A. DE C.V., a
                                    Mexico company

                                    By: /s/ Agustin Palestino
                                        ----------------------------------------
                                    Its: Director of Manufacturing Operations
                                        ----------------------------------------

24-INTEREST REDEMPTION AGREEMENT

                                   SCHEDULE A

Alejandro Arias Miranda    Member Gunderson Concarril Board
Mr. William Spurr          President Gunderson Concarril Board
Alejandro Centurion Diaz   Member Gunderson Concarril Board

25-INTEREST REDEMPTION AGREEMENT